Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER

AND FULL YEAR OF 2012

Diagnostic Services Now Largest Contributor to Total Revenues

SAN DIEGO, Calif. – March 7, 2013 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $33.7 million and $89.7 million for the fourth quarter and full year of 2012, respectively. Net loss was $32.8 million, or $0.29 per share, and $117.1 million, or $1.03 per share, for the fourth quarter and full year, respectively.

“It has been a little more than one year since the Sequenom Center for Molecular Medicine (SCMM) launched the MaterniT21 PLUS™ test, the first non-invasive prenatal test (NIPT) in the United States that measures circulating cell-free nucleic acids in maternal blood for the detection of fetal aneuploidies. During 2012, SCMM established itself as the leader in the NIPT field with the good acceptance of MaterniT21 PLUS by the medical community,” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “SCMM and its licensees have also seen rapid acceptance of non-invasive prenatal testing in countries outside the United States.”

Fourth Quarter 2012 Performance

Total revenues for the fourth quarter of 2012 increased to $33.7 million, 117% over revenues of $15.5 million for the comparable period in 2011. Fourth quarter 2012 revenues from the genetic analysis operating segment were essentially flat year-over-year, while revenues from the SCMM diagnostics services operating segment grew to $21.1 million in the fourth quarter of 2012 up from $2.8 million in the prior year period. Revenues from the SCMM diagnostics segment are recorded primarily on the cash basis.

Total cost of revenues increased to $21.4 million for the fourth quarter of 2012, compared to $9.3 million for the prior year period. Cost of revenues increased due to the significant increase in the number of diagnostic tests performed, with accessions of 33,000 samples during the fourth quarter of 2012 compared to 8,000 samples accessioned during the prior year period.

Today we filed a Form 8-K which describes that management identified an accounting error in our previously issued consolidated financial statements. The resulting change in classification increased cost of revenues and decreased selling and marketing expense by the same amount and thus had no effect on revenues or net loss for this, or any period. This accounting error related to the classification of costs related to field service personnel for our genetic analysis business as selling and marketing expenses rather than as cost of revenues in prior periods. The cost of genetic analysis product sales and services for the fourth quarter of 2011 now includes an additional $0.8 million in maintenance labor services. These costs were previously classified as selling and marketing expenses.

Overall gross margin for the fourth quarter of 2012 was 37% as compared to gross margin of 40% for the fourth quarter of 2011. Fourth quarter gross margin for our diagnostics services business was positive for the first time since the launch of SCMM’s MaterniT21 PLUS test, even with revenues being recorded on the cash basis. Gross margin for our genetic analysis business for the fourth quarter of 2012 was 67% compared to 70% for the prior year period.

Total operating expenses for the fourth quarter of 2012 were $41.8 million, as compared to total operating expenses of $28.2 million for the fourth quarter of 2011. Selling and marketing expenses increased to $13.8 million for the fourth quarter of 2012 from $8.2 million for the fourth quarter of 2011, resulting primarily from higher labor costs associated with the expansion of the SCMM sales force and marketing efforts. Research and development expenses increased to $14.3 million for the fourth quarter of 2012, as compared to $13.1 million in the fourth quarter of 2011, resulting primarily from the expansion of capacity and the progress toward validation of the MaterniT21 PLUS test at the North Carolina facility.

General and administrative expenses for the fourth quarter of 2012 were $13.7 million, as compared to $6.8 million for the fourth quarter of 2011, due to increased litigation expenses and increased infrastructure to support the Company’s operations. Total stock-based compensation expense was $4.1 million for the fourth quarter of 2012; an increase from $2.8 million in stock-based compensation recorded for the fourth quarter of 2011 as a result of a change in estimate for performance based stock awards.

Net loss for the fourth quarter 2012 was $32.8 million or $0.29 per share, as compared to net loss of $22.2 million, or $0.22 per share for the same period in 2011. Net cash used in operating activities was $14.5 million for the fourth quarter 2012, lower than the previous quarters in 2012.

“We made significant progress in our performance during 2012, with strong revenue growth during the fourth quarter as our diagnostic services revenues increased and our overall cash burn declined,” said Paul V. Maier, Sequenom’s CFO. “We look forward to continued growth in 2013 through greater testing volumes and revenues, as well as test capacity expansion. To meet the growing demand for its testing services, we expect Sequenom CMM’s third laboratory location in North Carolina will become operational later this year.”

Full year 2012 Performance

The Company reported revenues of $89.7 million for 2012, an increase of 60% compared to revenues of $55.9 million for 2011. Diagnostic services revenues were 52% of total revenues for 2012, surpassing revenues from the genetic analysis operating segment for the first time in the Company’s history. The Company will continue to account for revenues from its diagnostic testing services on a cash basis until further experience and third party contracts are gained and additional internal controls are established that will allow a reasonable estimate of collectable amounts to be made before moving to the accrual method of accounting.

Cost of revenues increased to $62.3 million for 2012, compared to $26.4 million for 2011, due to the greatly increased number of diagnostic tests performed. SCMM accessioned 92,000 samples during 2012 as compared to 23,300 samples accessioned during the prior year. The cost of revenues for 2011 reflects the restatement for the change in classification of the cost of maintenance services for the genetic analysis business in the amount of $3.1 million as described above.

Overall gross margin for 2012 was 31% of revenues, decreasing from 53% of revenues for the full year 2011, primarily as a result of the additional costs of diagnostic services which are expensed when incurred, whereas diagnostic services revenues are primarily recorded on a cash basis.

Total operating expenses for 2012 were $140.1 million, as compared to total expenses of $103.8 million for 2011. This increase was primarily the result of higher selling and marketing expenses to penetrate the market for noninvasive prenatal testing, in particular, and higher legal costs associated with patent litigation.

Selling and marketing expenses increased to $44.9 million for 2012 from $28.0 million for 2011, due primarily to higher labor costs associated with the expansion of SCMM’s prenatal and ophthalmology specialty sales forces. Research and development expenses increased to $54.1 million for 2012 from $53.6 million in 2011. The incremental expense is related primarily to higher labor costs to support research and development activities offset by lower intellectual property licensing and collaboration costs compared to 2011. General and administrative expenses for 2012 were $41.1 million, as compared to $22.2 million for 2011, due to increased patent litigation expenses and increased infrastructure to support the Company’s operations. Total stock-based compensation expense was $13.3 million for 2012, an increase from the $12.1 million recorded during the full year 2011.

Net loss for 2012 was $117.1 million or $1.03 per share, as compared to net loss of $74.2 million, or $0.75 per share for 2011.

As of December 31, 2012, the Company’s total cash, cash equivalents and marketable securities were $175.9 million. Net cash used in operating activities was $78.1 million for 2012, while purchases of capital equipment for the same period totaled $15.2 million, funded partially through utilization of the Company’s credit facility.

This press release contains certain unaudited financial results for the Company’s fiscal year and fourth quarter ended December 31, 2012. These unaudited results may change as a result of further review by the Company’s management and its independent auditors. The completion of the audit of our financial results for 2012 could result in changes to the unaudited financial results presented in this press release and may identify issues related to the effectiveness of the Company’s internal controls over financial reporting. Final fourth quarter and annual results will be provided in the company’s annual report to the SEC on Form 10-K.

Operational Update

SCMM accessioned approximately 92,000 total test samples in 2012, including more than 61,000 MaterniT21 PLUS test samples. At the close of December 2012, the annualized run rate for the MaterniT21 PLUS test was more than 120,000 test samples accessioned, an average of more than 2,300 samples weekly.

During the fourth quarter, Sequenom recorded significant increases in revenues, in the amount of $18.2 million, based on cash collections for samples accessioned in prior periods and the increase in total volumes of samples processed by SCMM. Positive decisions supporting the use of noninvasive prenatal testing in high-risk pregnant women were granted jointly from the American College of Obstetricians and Gynecologists Committee on Genetics and the Society for Maternal-Fetal Medicine Publications Committee, as well as The California Technology Assessment Forum. Recent positive coverage decisions have been issued by national and regional payors for high-risk pregnancies, and are expected to contribute to stronger revenues over time.

Most recently, SCMM announced that the MaterniT21 PLUS test now reports on the presence of fetal sex chromosomal aneuploidies, in addition to its identification of aneuploidies for chromosomes 21, 18 and 13.

In response to sustained growth in sample volume, SCMM is in the process of increasing its MaterniT21 PLUS test capacity by completing the build out and initiating the validation of an additional location in North Carolina. This new location is expected to be operational in the second half of 2013 and will increase the total non-invasive prenatal testing capacity to a minimum of 300,000 tests per year.

SCMM also continues to expand access to its testing services for physicians and their patients by hiring additional field sales representatives. The sales force is expected to grow to more than 85 representatives across the U.S. by the end of the first quarter 2013.

Conference Call Information

A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website.

To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom Fourth Quarter 2012 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through Thursday, March 15, 2013. Interested parties can access the replay by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10025204.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Thursday, March 15, 2013.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, MaterniT21™ and MaterniT21™ PLUS are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics reference laboratory currently with two locations dedicated to the development and commercialization of laboratory developed tests for prenatal and eye conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used by health care professionals in managing patient care. Testing services are available only upon request by physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.sequenomcmm.com for more information on laboratory testing services.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding continually increasing demand from providers around the world for Sequenom CMM’s prenatal tests, growing Sequenom CMM’s market presence, sales expansion and establishing its leadership position, the Company’s 2013 expectations regarding greater test volumes, revenues, capacity expansion including the opening, build-out, and licensure of a third laboratory location in North Carolina for Sequenom CMM, the Company’s expectations and timing regarding a move from a cash basis to an accrual method of accounting for diagnostic testing services, expectations regarding the impact of positive payor coverage decisions on future revenues and developing relationships with payors, the Company’s commitment to improving healthcare through revolutionary genetic analysis solutions, and Sequenom CMM’s dedication to the development and commercialization of laboratory developed tests for prenatal and eye conditions and diseases, and changing the landscape in genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended		For the years ended
	December 31,		December 31,
	2012	2011	2012	2011
		As Restated		As Restated
Revenues:
Diagnostic services	$21,066	$2,833	$46,457	$8,319
Genetic analysis product sales and services	12,606	12,651	43,240	47,588

Total revenues	33,672	15,484	89,697	55,907

Costs and expenses:
Cost of diagnostics services	17,169	5,409	47,283	10,031
Cost of genetic analysis product sales and services	4,193	3,845	15,025	16,360

Total cost of revenues	21,362	9,254	62,308	26,391

Gross margin	12,310	6,230	27,389	29,516

Selling and marketing	13,772	8,236	44,939	28,010
Research and development	14,339	13,074	54,115	53,585
General and administrative	13,665	6,848	41,090	22,185

Total operating expenses	41,776	28,158	140,144	103,780

Loss from operations	(29,466)	(21,928)	(112,755)	(74,264)
Other (loss) income, net	(3,610)	(206)	(4,580)	202

Loss before income taxes	(33,076)	(22,134)	(117,335)	(74,062)
Income tax benefit (expense)	311	(42)	269	(95)

Net loss	$(32,765)	$(22,176)	$(117,066)	$(74,157)

Net loss per share, basic and diluted	$(0.29)	$(0.22)	$(1.03)	$(0.75)

Weighted average shares outstanding, basic and diluted	114,786	99,325	113,646	99,143

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2012	December 31, 2011

		As Restated
Assets:
Cash, cash equivalents, marketable securities	$175,942	$84,216
Accounts receivable, net	7,887	6,972
Inventories	10,570	8,729
Prepaid expenses and other assets	3,075	3,533

Total current assets	197,474	103,450
Property, equipment and leasehold improvements, net	33,158	23,902
Other assets	17,987	12,468

Total assets	$248,619	$139,820

Liabilities and Stockholders’ Equity:
Accounts payable	$16,133	$8,435
Accrued expenses	24,481	15,975
Long-term debt and obligations, current portion	7,625	2,147
Other current liabilities	2,713	2,924

Total current liabilities	50,952	29,481
Long-term liabilities	149,720	19,183
Stockholders’ equity	47,947	91,156

Total liabilities and stockholders’ equity	$248,619	$139,820

###